Exhibit 10.6

DISTRIBUTION REINVESTMENT PLAN

Effective: July 23, 2026

This Distribution Reinvestment Plan (the “Plan”) is adopted by Fidelity Private Credit Company II LLC (the “Fund”).

1.

Distribution Reinvestment. As agent for the unit holders (the “Unit Holders”) of the Fund who (i) purchase the Fund’s Class I Common Units (“Units”) pursuant to the Fund’s private offering (the “Offering”), or (ii) purchase Units pursuant to any future offering of the Fund, and who do not opt out of participating in the Plan (the “Participants”), the Fund will apply all dividends and other distributions declared and paid in respect of the Units held by each Participant and attributable to the class of Units purchased by such Participant (the “Distributions”), including Distributions paid with respect to any Units acquired under the Plan, to the purchase of additional Units of the same class for such Participant.

2.	Effective Date. The effective date of this Plan shall be the date that the Fund elects to be regulated as a business development company under the Investment Company Act of 1940.

3.

Procedure for Participation. Any Unit Holder will automatically become a Participant unless they elect not to become a Participant by notifying Fidelity Investments Institutional Operations Company LLC (the “Plan Administrator”). If any Unit Holder initially elects not to be a Participant, they may later become a Participant by subsequently notifying the Plan Administrator. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Units will be purchased under the Plan as of the first calendar day of the month (the “Purchase Date”) following the record date of the Distribution.

4.

Purchase of Units. The Fund shall use newly-issued Units to implement the Plan. The number of newly-issued Units to be issued to a Unit Holder shall be determined by dividing the total dollar amount of the distribution payable to such Unit Holder by a price equal to the net asset value per unit of the applicable class as of the Purchase Date. Units issued pursuant to the Plan will have the same voting rights as Units issued pursuant to the Offering. The Fund shall pay the Plan Administrator’s fees under the Plan.

5.

Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be given by such means as the Plan Administrator may specify in writing to the Participants, if to the Plan Administrator, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by email to the Participant’s last email address of record with the Fund or by such other means as the Participant may specify to the Plan Administrator.

6.

Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL INCOME TAX LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE FUND WITH THE SEC.

7.	Unit Certificates. The ownership of the Units purchased through the Plan will be in book-entry form unless and until the Fund issues certificates for its outstanding Units.

8.

Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering notice to the Plan Administrator. Any transfer of Units by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Units. If a participant elects to tender its Units in full and such full tender is accepted by the Fund, any Units issued to the participant under the Plan subsequent to the expiration of the tender offer will be considered part of the participant’s prior tender, and participant’s participation in the Plan will be terminated as of the expiration date of the applicable tender offer. Any distributions to be paid to such unit holder on or after such date will be paid in cash on the scheduled distribution payment date. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Unit Holder in cash.

9.

Amendment, Suspension or Termination by the Fund. The Board may by majority vote amend any aspect of the Plan. The Board may by majority vote suspend or terminate the Plan for any reason upon 10 business days’ written notice to the Participants.

10.

Liability of the Fund. The Fund shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability with respect to the time and the prices at which Units are purchased or sold for a Participant’s account.

11.	Applicable Law. These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.

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